NSAR ITEM 77O
May 1, 2001 - October 31, 2001
VK Trust for Investment Grade Florida Municipals
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1         St. Lucie County.  William R.    1,470       2.09 %     7/16/01
              FL School Board      Hough

    2         Kissimmee         J.P. Morgan   1,000,000     2.25%    10/05/01
           Utility Authority

Underwriters for #1
A.G. Edwards & Sons, Incorporated
Morgan Stanley Dean Witter
Morgan Stanley & Co. Incorporated

Underwriters for #2
A.G. Edwards & Sons, Inc.
Merrill Lynch & Co.
Morgan Stanley & Co. Incorporated